UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2021 (September 23, 2021)

HERON LAKE BIOENERGY, LLC

(Exact name of small business issuer as specified in its charter)

Minnesota	000-51825	41-2002393
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

91246 390th Avenue, Heron Lake, MN	56137-1375
(Address of principal executive offices)	(Zip Code)

(507) 793-0077

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On September 23, 2021, Heron Lake BioEnergy, LLC (the “Company”) held a special meeting of members (the “Special Meeting”) for the purpose of voting on a proposal to authorize and adopt a Merger Agreement and Plan of Merger dated March 24, 2021 (collectively, the “Merger Agreement and Plan of Merger”) and for transacting such other business that properly came before the Special Meeting or any adjournment thereof.  Pursuant to the Merger Agreement and Plan of Merger, Granite Falls Energy, LLC (“GFE”), which owns approximately 50.7% of the Company, would acquire the minority ownership interest of the Company for $14 million, and the Company would become a wholly owned subsidiary of GFE. Minority ownership interest unitholders would receive $0.36405 per unit in consideration for the merger. Votes were solicited in person and by proxy.

Pursuant to the Minnesota Revised Uniform Limited Liability Company Act set forth in Chapter 322C of the Minnesota Statutes and the Company’s member control agreement, the merger proposal required the approval of the majority in interest of the Company’s members.  As of the record date for the special meeting, there were 77,932,107 units of the Company issued and outstanding. Pursuant to the Company’s member control agreement, only members may vote at the Special Meeting. In order to be considered a member, a unitholder must hold a minimum of 2,500 units.  As of the record date for the Special Meeting, there were 67 non-member unitholders who owned an aggregate of 35,988 units. Therefore, the total number of outstanding units held by voting members as of the record date for the Special Meeting was 77,896,119 units. Accordingly, the affirmative vote of 38,948,060 member units were required to authorize and adopt the Merger Agreement and Plan of Merger. A total of  58,939,097 membership units, including units controlled by GFE, were voted for merger proposal.

Additionally, pursuant to the Merger Agreement, the merger must be approved by a majority of the minority ownership interest. As of the record date for the Special Meeting, the minority ownership interest comprised 38,456,283 units. A majority of the minority ownership interest is 19,228,142 units. A total of  19,463,273 membership units held by the minority ownership interest were voted for the proposal to authorize and adopt the Merger Agreement and Plan of Merger.

Of the Company’s 77,896,119 membership units issued, outstanding and entitled to vote at the Special Meeting, 61,946,086 membership units, or 79.5% of the total membership units, were present either in person or by proxy.  As a result, a quorum was present to conduct business at the Special Meeting.  At the Special Meeting, a majority in interest of the Company’s members, and a majority of the minority ownership interest listed on the Company’s records at the close of business on March 24, 2021 approved the proposal listed below.  As there were sufficient votes to approve the Merger Agreement and Plan of Merger dated March 24, 2021, unitholder action on the second proposal, to approve an adjournment of the Special Meeting, was not required and the Company did not call the vote on that proposal.  Each of these proposals is described in detail in the Company’s definitive proxy statement for the Special Meeting filed with the Securities and Exchange Commission on August 19, 2021 (the “Proxy Statement”).  All foregoing descriptions of the proposals are qualified in their entirety by the text of the Proxy Statement, a copy of which is incorporated herein by reference as Exhibit 99.1 hereto.

The final results for the votes regarding the approved proposal are set forth in the following table.

1.  Adoption of the Merger Agreement and the transaction contemplated thereby.

Votes For	Votes Against	Votes Withheld/Abstaining
58,939,097	3,006,989	15,950,033

ITEM 8.01 - OTHER EVENTS

On September 28, 2021, the Company completed a merger with Granite Heron Merger Sub, LLC (“Merger Sub”), in which Merger Sub merged with and into the Company (the “Merger”). The Company is the surviving entity of the Merger. Upon completion of the Merger, 100% of the membership interest in Merger Sub was converted into and became 100% of the membership interest in the Company, as the surviving entity in the Merger. As a result of the Merger, the Company became a wholly owned subsidiary of GFE.  The Merger was completed pursuant to the Merger

Agreement and Plan of Merger, which were filed with the SEC on March 25, 2021, and which are incorporated herein by reference. Pursuant to the Merger Agreement and Plan of Merger, GFE has transferred $14 million (the “Merger Consideration”) to an exchange agent, which will hold the Merger Consideration in trust to be distributed pro-rata to unitholders of the Company’s minority ownership interest. On September 29, 2021, the Company and Merger Sub filed Articles of Merger with the Minnesota Secretary of State. Additional information regarding the Merger is disclosed in the Proxy Statement, which is incorporated herein by reference.

ITEM 9.01 - Financial Statements and Exhibits

(a)None.

(b)None.

(c)None.

(d)Exhibits.

Exhibit No.	Description

2.1	Plan of Merger between Granite Heron Merger Sub, LLC, and Heron Lake BioEnergy, LLC, dated March 24, 2021*

10.1	Merger Agreement between Granite Falls Energy, LLC, and Heron Lake BioEnergy, LLC, dated March 24, 2021*

99.1	Definitive Proxy Statement of Heron Lake BioEnergy, LLC filed August 19, 2021**

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Incorporated by refence to the Company’s Form 8-K filed with the SEC on March 25, 2021

** Incorporated by reference to the Company’s Definitive Proxy Statement filed with the SEC on August 11, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERON LAKE BIOENERGY, LLC

Date: September 29, 2021	/s/ Stacie Schuler
Stacie Schuler, Chief Financial Officer